SPECTRUM SIGNAL PROCESSING INC.
One Spectrum Court
2700 Production Way, Suite 200
Burnaby, B.C. V5A 4X1

(604) 421-5422 (Telephone)
(604) 421-1764 (Facsimile)

INFORMATION CIRCULAR
(As at March 27, 2003 except as otherwise indicated)

MANAGEMENT SOLICITATION

This information circular is furnished in connection with the solicitation of proxies by the management of Spectrum Signal Processing Inc. (the "Company") for use at the annual general meeting (the "Meeting") of the Company to be held on Monday, May 12, 2003.  The solicitation will be by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company.  The Company does not reimburse Members, nominees or agents for the cost incurred in obtaining from their principals authorization to execute forms of proxy.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.

EXCHANGE RATE INFORMATION

All figures contained in this information circular are expressed in United States dollars except for numbers of shares and unless otherwise stated. On March 21, 2003, the Noon Buying Rate was US$1.00=Cdn$1.4905. The average rate for the one-year period ending December 31, 2002 was US$1.00=Cdn$1.5704.

APPOINTMENT AND REVOCATION OF PROXIES

            The person named in the enclosed form of proxy is a director of the Company.

Any Member returning the enclosed form of proxy may revoke the same at any time insofar as it has not been exercised.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the Member or by his or her attorney authorized in writing or, where the Member is a corporation, by a duly authorized officer, or attorney, of the corporation, and delivered to the office of the registrar and transfer agent at least 48 hours prior to the scheduled time of the Meeting at which such proxy is to be used, or to the Chair of the Meeting on the day of the Meeting, or any adjournment of it, and upon any such delivery the proxy is revoked.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue 50,000,000 common shares without par value, of which 14,732,391 common shares are issued and outstanding.

Only the holders of common shares are entitled to vote at the Meeting and the holders of common shares are entitled to one vote for each common share held.  Holders of common shares of record on March 27, 2003 will be entitled to vote at the Meeting.

To the knowledge of the directors and senior officers of the Company, no persons beneficially own shares carrying more than 10% of the voting rights attached to all shares of the Company.

VOTING OF PROXIES AND EXERCISE OF DISCRETION

A Member has the right to appoint a person (who need not be a Member) to attend and act for him or her and on his or her behalf at the meeting other than the persons designated in the accompanying form of proxy.  To exercise this right the Member may insert the name of the desired person in the blank space provided in the proxy and strike out the other name or may submit another proxy.

The shares represented by proxies in favour of management will be voted on any poll (subject to any restrictions they may contain) in favour of the matters described in the proxy.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority on the persons appointed thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.  At the time of printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter, which may be presented to the Meeting.

ELECTION OF DIRECTORS

The directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed, all of whom are presently members of the Board of Directors.

The Members will be asked to pass an ordinary resolution to set the number of directors of the Company at seven (7) ..  The Company’s management proposes to nominate each of the following persons for election as a director.  Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Country of Ordinary Residence and Position Held with the Company	Principal Occupation or Employment and, if not an Elected Director, Occupation During the Past Five Years	Approx. No. of Voting Shares Beneficially Owned, Directly or Indirectly, or Controlled or Directed	Date on which the Nominee became a Director of the Company
PASCAL SPOTHELFER Canada PRESIDENT, CHIEF EXECUTIVE OFFICER and DIRECTOR	President and CEO of the Company since January 2000. 1998 to 2000: Senior Vice-President, Strategic Development at Teekay Shipping. 1994 to 1998: Chief Operating Officer and later President and CEO of NovAtel Inc.	47,000	March 15, 1999
IRVING EBERT(1) (3) Canada CHAIR OF THE BOARD and DIRECTOR	Corporate director and angel investor. 1998 to 2001: Vice-president, Strategic Alliances Service Provider and Carrier Group-Marketing at Nortel Networks Limited. 1995 to 1998: Vice-president, Systems Engineering at Nortel Networks Limited.	26,000	May 18, 2000
ANDREW HARRIES (2)(4) Canada DIRECTOR	Senior V ice- President, C orporate D evelopment and co-founder of Sierra Wireless Inc.	36,600	April 16, 1999
JULES MEUNIER(1)(3) United States DIRECTOR	Corporate Director 2002: Former CEO ProQuent Systems. Prior to 2002, spent 22 years at Nortel Networks Limited, rising to position of President of Wireless Networks Division.	0	March 25, 2002
MATTHEW MOHEBBI(2)(4) United States DIRECTOR	Vice-President of Mobile Satellite Systems and International Marketing at Hughes Network Systems.	0	October 26, 2000
GLEN MYERS (2)(4) United States DIRECTOR	CEO and co-founder of IPFabrics since 2002. 1987 to 2002: co-founded RadiSys Corporation and served as its CEO and chairman.	0	November 19, 2002
SAMUEL ZNAIMER (1)(3) Canada DIRECTOR	Senior V ice- P resident of Ventures West Capital Ltd.	1,437,050*	July 27, 1990

(1)

Member of Audit Committee.

(2)

Member of Compensation Committee.

(3)

Member of Governance Committee.

(4)

Member of Nomination Committee.

*

Includes 1,311,183 common shares held by Ventures West 7 Limited Partnership (“VW7LP”) and 125,867 common shares held by Ventures West 7 U.S. Limited Partnership (“VW7USLP”) for combined ownership of 1,437,050 common shares.  Wholly owned subsidiaries of Ventures West Capital Ltd. are general partners of VW7LP and VW7USLP have full voting and investment power over these securities.  Sam Znaimer disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.  Sam Znaimer claims that he does not have nor does he share in the control of the voting and investment power over these securities.

The Advance Notice of the Meeting inviting nominations for directors of the Company as required by Section 111 of the Company Act (British Columbia) was mailed to the Ontario Securities Commission, the British Columbia Securities Commission and to the Toronto Stock Exchange (the “TSX”) and was published in The Vancouver Sun newspaper, Vancouver, British Columbia on March 19, 2003.

STATEMENT OF EXECUTIVE COMPENSATION

Particulars of compensation paid to:

(a)

The Company’s chief executive officer ("CEO");

(b)

each of the Company’s five most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $63,600 per year, or;

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year.

is set out in the summary compensation table below:

SUMMARY COMPENSATION TABLE(3)
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compen-sation	Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen-sation(2)
Pascal Spothelfer	2002	$149,834	Nil	Nil	36,830	Nil	Nil	$8,304
President and Chief	2001	$155,402	$ 5,627	Nil	37,082	Nil	Nil	$8,380
Executive Officer	2000	$168,294	$66,476	Nil	400,000	Nil	Nil	$3,099
Douglas Johnson	2002	$102,840	Nil	Nil	35,139	Nil	Nil	$5,433
VP, eBusiness, Oper-	2001	$105,674	$ 3,751	Nil	23,416	Nil	Nil	$5,572
ations and QA	2000	$107,708	$30,629	Nil	10,000	Nil	Nil	$4,092
Brian Lowe	2002	$ 96,791	Nil	Nil	17,694	Nil	Nil	$8,665
VP, Sales,	2001	$109,351	$ 9,646	Nil	19,332	Nil	Nil	$4,747
Wireless Systems	2000	$110,367	$18,849	Nil	10,000	Nil	Nil	$3,181
Martin McConnell	2002	$108,889	Nil	Nil	32,389	Nil	Nil	$5,831
VP Finance,	2001	$111,890	$ 4,287	Nil	19,500	Nil	Nil	$5,883
Secretary & CFO	2000	$117,805	$22,720	Nil	10,000	Nil	Nil	$4,191
Andrew Talbot	2002	$133,087	Nil	Nil	31,611	Nil	Nil	$7,063
VP, Network	2001	$136,754	$ 5,359	Nil	23,833	Nil	Nil	$7,126
Solutions	2000	$133,513	$89,301	Nil	130,000	Nil	Nil	$4,526

(1)

All Cdn$ compensation amounts have been converted to United States dollars at the average foreign exchange rate in effect during the period.
(2)            Under the Company’s Executive Compensation Plan, cash bonuses may be earned by officers based upon the achievement  of personal targets in line with the Company’s strategy.  These bonuses are reported in the year they were earned.  Bonuses earned in any particular year are paid out in the first quarter of the following year.
(3)            Includes RRSP contributions and term insurance premiums paid by the Company for the benefit of each Named Executive Officer for group term life insurance.
(4)            Douglas  Johnson left the Company on December 31, 2002 concurrent with the elimination of his position.
(5)            Martin McConnell resigned his positions with the Company as of December 31, 2002 and was replaced by Brent Flichel, our current Chief Financial Officer.

The value of perquisites and other personal benefits for each Executive does not exceed the lesser of $31,840 and 10% of the total of his annual salary and bonus.

There were no long-term incentive plans in place for any Executive of the Company during the most recently completed financial year.

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Name (a)	Securities Under Options Granted (b)	% of Total Options Granted to Employees in Financial Year (c)	Exercise or Base Price (3) (d)	Market Value of Securities Underlying Options on the Date of Grant (3) (e)	Expiration Date (f)
Pascal Spothelfer	694(1)	0.1%	$1.03	$1.03	January 1, 2004
	4,136(1)	0.6%	$1.62	$1.62	February 12, 2004
	32,000 (2)	4.9%	$1.75	$1.75	June 28, 2012
Douglas Johnson	472(1)	0.1%	$1.03	$1.03	January 1, 2004
	11,667(1)	1.8%	$1.62	$1.62	February 12, 2004
	23,000 (2)	3.5%	$1.62	$1.62	February 12, 2012
Brian Lowe	444(1)	0.1%	$1.03	$1.03	January 1, 2004
	10,000(1)	1.5%	$1.62	$1.62	February 12, 2004
	6,000 (2)	0.9%	$1.62	$1.62	February 12, 2012
	1,250 (2)	0.2%	$0.82	$0.82	December 16, 2012
Martin McConnell	500(1)	0.1%	$1.03	$1.03	January 1, 2004
	8,889(1)	1.4%	$1.62	$1.62	February 12, 2004
	23,000 (2)	3.5%	$1.62	$1.62	February 12, 2012
Andrew Talbot	611(1)	0.1%	$1.03	$1.03	January 1, 2004
	8,000(1)	1.2%	$1.62	$1.62	February 12, 2004
	23,000 (2)	3.5%	$1.62	$1.62	February 12, 2012

(1)

These options were not subject to vesting.

(2)

These options vest over four years in annual 25 percent increments.

(3)

All Canadian dollar exercise prices have been converted to United States dollar exercise prices at the average foreign exchange rate in effect during the year of issue.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

Name (a)	Securities Acquired on Exercise (b)	Aggregate Value Realized ($) (c)	Unexercised Options at FY-End (#) Exercisable/ Unexercisable (d)	Value of Unexercised in the Money Options at FY-End (1) ($) Exercisable/ Unexercisable (e)
Pascal Spothelfer	Nil	Nil	270,412 / 216,500	Nil / Nil
Doug Johnson	Nil	Nil	105,655 / 50,400	Nil / Nil
Brian Lowe	Nil	Nil	112,676 / 31,850	Nil / $48
Martin McConnell	Nil	Nil	134,289 / 47,600	Nil / Nil
Andy Talbot	Nil	Nil	132,623 / 103,400	Nil / Nil

(1)

All Cdn$ compensation amounts have been converted to United States dollars at the average foreign exchange rate in effect during the period

      There were no options held by any Executive that were repriced downward during the most recently completed financial year.

There were no defined benefit or actuarial plans in place for any Executive during the most recently completed financial year.

There are employment contracts between the Company and each Executive, which are triggered by a change in control of the Company.  These contracts contemplate payment of an amount equivalent to 18 months’ salary and bonus, and accelerated vesting of any outstanding options in the event of termination following a change in control.

The Company has a compensation committee that advises the board of directors on executive compensation matters. (See: “Committees of the Board”, below.)

EXECUTIVE COMPENSATION REPORT

It is the responsibility of the compensation committee to review and recommend compensation policies and programs for executives of the Company.  The compensation committee makes recommendations to the board of directors, which gives final approval on these policies.  The Company’s compensation policies are designed to reward and recognize executive performance consistent with the success of the business and to be aligned with increasing shareholder value.  Its policies are intended to attract and retain capable and experienced people.

The Company’s executive compensation is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term.  The compensation committee establishes aggregate compensation levels for all executive officers and the board of directors has ratified these levels.

In 2000, the compensation committee modified the bonus plan to pay all executives a bonus based on achievement of various performance targets for their areas of responsibility.  In 2001, the compensation committee modified the bonus plan to pay all executives a bonus that was based upon achievement of corporate revenue objectives and various performance targets for their areas of responsibility. This policy was continued in 2002.

PERFORMANCE GRAPH

The following graph charts performance of an investment in the Company's common shares against the TSX 300 Share Index, assuming an investment of Cdn$100 on December 31, 1997:

SSY Performance Compared to TSX 300 Index for 5 Years ending December 31, 2002.

	Dec 31/97	Dec 31/98	Dec 31/99	Dec 31/00	Dec 31/01	Dec 31/02
SPECTRUM (Cdn$ share price in brackets) TSX300	100 ($7.50) 100	63 ($4.70) 97	61 ($4.60) 126	33 ($2.45) 133	21 ($1.61) 115	18 ($1.34) 99

COMPENSATION OF DIRECTORS

            Particulars of stock options granted to non-management directors of the Company during 2002, the most recently completed financial year, are as follows:

Name of Director	Number of Shares	Exercise Price per Common Share	Date of Grant	Expiry Date
Irving Ebert	15,586	$1.75	June 26, 2002	June 26, 2012
Andrew Harries	10,472	$1.75	June 26, 2002	June 26, 2012
Jules Meunier	10,000	$1.60	March 25, 2002	March 25, 2012
	7,793	$1.75	June 26, 2002	June 26, 2012
Matthew Mohebbi	7,793	$1.75	June 26, 2002	June 26, 2012
Glen Myers	10,000	$0.87	November 19, 2002	November 19, 2012
Samuel Znaimer	10,472	$1.75	June 26, 2002	June 26, 2012

No other compensation was paid to non-management directors of the Company during the last completed financial year.

Pascal Spothelfer, the president and CEO, does not receive any additional remuneration for acting as a director.

Non-management directors are compensated only via allotments of stock options.  The following is the current allotment policy for such directors.

No. of Options
Initial allotment	20,000(1)
Annual retainer
- General director retainer	6,900 (2)
- Chair of the board	13,800 (2)
- Committee member	893 (3)
- Chair of committee of the board	1,786 (3)

(1)

10,000 options are granted upon joining.  10,000 options are to be granted one year later.

(2)

The annual board member stock option retainer is calculated equivalent to the Black Scholes value of Cdn$15,000.  The chair of the board receives double this amount. For 2002/2003 only, board members received only 75% of this amount.

(3)

The annual committee member stock option retainer is calculated equivalent to the Black Scholes value of Cdn$3,000. The committee chair receives double this amount.  For 2002/2003 only, committee members received only 75% of this amount.

INDEBTEDNESS TO COMPANY OF DIRECTORS AND SENIOR OFFICERS

None of the directors and senior officers of the Company, proposed nominees for election or associates of such persons is or has been indebted to the Company or its subsidiaries at any time since the beginning of the Company’s last completed financial year and no indebtedness remains outstanding as at the date of this Information Circular.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Save and except the foregoing, or as disclosed elsewhere in this information circular, since January 1, 2002, being the commencement of the Company’s last completed financial year, none of the following persons has any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or will materially affect the Company or any of its subsidiaries:

(a)

any director or senior officer of the Company;

(b)

any proposed nominee for election as a director of the Company;

(c)

any Member holding, directly or indirectly, more than 10% of the voting rights attached to all the shares of the Company, and;

(d)

any associate or affiliate of any of the foregoing persons.

STATEMENT OF CORPORATE GOVERNANCE POLICIES

The report of the TSX committee on Corporate Governance resulted in the TSX introducing a new listing requirement in 1995 wherein companies listed on the TSX are required to disclose their corporate governance system in their annual reports or information circulars, with specific reference to the guidelines (the "Guidelines") set out in the TSX Company Manual, copies of which are available from the TSX or the Company.

Mandate and Responsibilities of the Board

The fundamental objective of the board of directors of the Company is to ensure that it operates in a fashion that maximizes shareholder value over the long term.  The board's duties and responsibilities are all carried out in a manner consistent with that fundamental objective.

The principal duty and responsibility of the board is to oversee the management and operations of the Company, with the day-to-day management of the business and affairs of the Company delegated by the board to the CEO and other executive officers.

The board's responsibilities include overseeing the conduct of the Company’s business, providing leadership and direction to its management, and setting policies.  Strategic direction for the Company is developed through the board's annual planning process. Through this process, the board adopts the operating plan for the coming year, and monitors management's progress relative to that plan through a regular reporting and review process.

Notwithstanding the suggested Guidelines, no formal position descriptions for the board and the CEO have been developed.

Composition and Size of the board

The Members of the Company elect the board of directors, with one related director, Pascal Spothelfer.  In addition to serving as a director, Mr. Spothelfer is the Company’s President and CEO.  The unrelated directors are independent of management and free from any interest, business or other relationships that could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

In 1995, the board increased the number of directors by one, bringing the total number of directors to seven. The board is asking the Members to elect a slate of seven directors at the annual general meeting.

Committees of the Board

The board has four standing committees: audit, compensation, governance and nomination.  The committees are comprised of two or three directors as noted in the table on pages 2 and 3.  Each committee also has available to it as a resource such members of management as may from time to time be determined to be appropriate.

The Audit Committee assesses, influences, and helps set the tone for quality financial reporting and sound internal controls.  The Audit Committee meets quarterly to review and approve financial results of the quarter.  The committee reviews the annual audit and meets with the Company’s independent accountants to review the adequacy and effectiveness of the Company’s internal controls and financial management practices, and recommends the Company’s financial statements to the board for approval. In 2000, the board adopted a charter for the Audit Committee, which sets out its mandate.  The Audit Committee mandate is currently under review in response to recent regulatory developments.

The Compensation Committee reviews and recommends compensation policies and programs for executives of the Company.  The committee makes recommendations to the board, which gives final approval on these policies and programs.

The Governance Committee reviews the composition and governance practices of the board and makes recommendations to the board concerning board effectiveness and contribution by each of the members.

The Nomination Committee has responsibility for recruitment of new directors and recommends the appointment and/or election of directors. In addition, the nomination committee is responsible for formal orientation and education of new directors.  In 2003, the Company plans to introduce procedures for recruiting new directors and measures for assessing board performance.

 Decision requiring prior Board approval and Expectations of Management

The board has delegated to the CEO and senior management responsibility for the day-to-day management of the business of the Company.  Matters of policy and issues outside the normal course of business are brought before the board for its review and approval, along with all matters dictated by statute and legislation as requiring board review and approval.  The CEO and senior management review the Company’s progress in relation to the current operating plan at in-person board meetings, which are held four times a year.  The board meets on a regular basis with and without management present.  Financial, operational and strategic issues facing the Company are reviewed, monitored and approved at the board meetings.

Director's Compensation

Non-management directors are compensated via allotments of incentive stock options. See the table under “Compensation of Directors” for further information.  The board believes that its compensation plan realistically reflects the responsibilities and risk involved in being an effective director.

Member Feedback and Concern

Under the direction of the CEO, there is a Member relations program in place, which involves providing information with respect to reported financial results and other announcements by the Company to a broad spectrum of investors and interested parties.  Member concerns of a significant nature are directed to the Vice-President, Finance and the CEO for information and resolution, and management reports to the board on these matters and other major members and investor matters.

APPOINTMENT OF AUDITOR

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the re-appointment of KPMG, LLP, Chartered Accountants, of Vancouver, British Columbia, as the independent auditors of the Company to hold office until the close of the next annual general meeting of the Company.  It is proposed that the remuneration to be paid to the independent auditors of the Company be fixed by the board of directors.

KPMG, LLP were first appointed as the independent auditors of the Company on July 31, 1987.

FINANCIAL STATEMENTS

            The Company’s consolidated financial statements for the fiscal year ended December 31, 2002, together with the auditors’ report to the shareholders, will be placed before the Company’s shareholders at the Annual General Meeting.  These consolidated financial statements form part of the Company’s Annual Report, which has previously been mailed to shareholders.

MANAGEMENT CONTRACTS

            There are no management functions of the Company or a subsidiary thereof, which are to any substantial degree performed by a person other than the directors or senior officers of the Company or a subsidiary thereof.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

The management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the Notice of the Meeting.  If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares represented thereby in accordance with their best judgement on such matters.

By Order of the Board of
SPECTRUM SIGNAL PROCESSING INC.

Per:

Pascal Spothelfer

                                                                                    President & CEO